EXHIBIT 99.1
ITEM 6. SELECTED FINANCIAL DATA
The following table presents selected financial information of the Company and its subsidiaries. The financial information has been derived from the consolidated balance sheets and consolidated statements of operations.
The following financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes included elsewhere in this Current Report on Form 8-K.

	Years Ended December 31,
(amounts in thousands, except per share amounts)	2010	2009	2008	2007	2006
				(unaudited)

Operating Data:
Rental revenue and tenant reimbursements	$138,547	$130,648	$120,898	$116,165	$96,370
(Loss) income from continuing operations	$(8,637)	$5,539	$3,750	$(4,042)	$(541)
(Loss) income from discontinued operations	(3,038)	(1,483)	16,391	2,856	10,935

Net (loss) income	(11,675)	4,056	20,141	(1,186)	10,394
Less: Net loss (income) attributable to noncontrolling interests	232	(124)	(615)	36	(503)

Net (loss) income attributable to common shareholders	$(11,443)	$3,932	$19,526	$(1,150)	$9,891

Net (loss) income attributable to common shareholders per share — basic and diluted:
(Loss) income from continuing operations	$(0.25)	$0.17	$0.13	$(0.17)	$(0.02)
(Loss) income from discontinued operations	(0.08)	(0.05)	0.64	0.11	0.47

Net (loss) income	$(0.33)	$0.12	$0.77	$(0.06)	$0.45

Cash dividends declared and paid per common share	$0.80	$0.94	$1.36	$1.36	$1.24

	At December 31,
(amounts in thousands)	2010	2009	2008	2007	2006
Balance Sheet Data:
Total assets	$1,396,682	$1,071,173	$1,080,249	$1,052,299	$994,567

Mortgage loans and other debt	725,032	645,081	653,781	669,658	580,076
Equity	618,060	377,759	365,293	337,520	371,978